Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY

ANNOUNCES THIRD QUARTER FISCAL YEAR 2005 OPERATING RESULTS

Uncasville, Connecticut, July 28, 2005 – The Mohegan Tribal Gaming Authority, or the Authority, the operator of a gaming and entertainment complex located near Uncasville, Connecticut, known as Mohegan Sun, and a harness racetrack located in Plains, Pennsylvania, known as Mohegan Sun at Pocono Downs, or Pocono Downs, announced today its operating results for the quarter ended June 30, 2005.

Results and significant events for the quarter ended June 30, 2005 were as follows:

•	Gaming revenues of $309.3 million, a 10.4% increase over the corresponding period in the prior year

•	Gross slot revenues of $220.3 million, a 5.5% increase over the corresponding period in the prior year

•	Table games revenues of $83.5 million, a 11.7% increase over the corresponding period in the prior year

•	Non-gaming revenues of $65.9 million, a 11.3% increase over the corresponding period in the prior year

•	Income from operations of $68.7 million, a 11.7% increase over the corresponding period in the prior year

•	Net income of $38.5 million, a 17.4% increase over the corresponding period in the prior year

•	Adjusted EBITDA, a non-GAAP measure more fully described below, of $91.2 million, a 6.4% increase over the corresponding period in the prior year

•	Reduced the outstanding principal under the Authority’s bank credit facility by $32.0 million

Third Quarter Operating Results

“Our operating results for the quarter are outstanding,” said Mark F. Brown, Chairman of the Authority’s Management Board. “We have rebounded nicely from the weather-plagued second quarter.”

Net revenues for the quarter ended June 30, 2005 increased by $30.6 million, or 9.8%, to $342.5 million from $311.9 million for the same period in the prior year. This increase is primarily the result of the 7.1% growth in gaming revenues at Mohegan Sun and the addition of $9.0 million in racing and off-track wagering (OTW) revenues as a result of the operations of Mohegan Sun at Pocono Downs and the OTW facilities acquired in January 2005.

Gross slot revenues, which the Authority also refers to as gross slot win, for the quarter ended June 30, 2005, increased by $11.6 million, or 5.5%, to $220.3 million from $208.7 million for the same period in the prior year. Gross slot hold percentage, or gross slot revenues divided by slot handle, for the quarter ended June 30, 2005 was 8.7% compared to 8.1% for the same period in the prior year. Slot handle for the quarter ended June 30, 2005 decreased by $42.8 million, or 1.7%, to $2.54 billion from $2.58 billion for the same period in the prior year. Gross slot win per unit per day was $390 and $367 for the quarters ended June 30, 2005 and 2004, respectively.

Table games revenues for the quarter ended June 30, 2005 increased by $8.7 million, or 11.7%, to $83.5 million from $74.8 million for the same period in the prior year. Table games hold percentage, or table games revenues divided by table games drop, was 16.5% and 15.9% for the quarters ended June 30, 2005 and 2004, respectively. Table games hold percentage is relatively predictable over long periods of time but can fluctuate significantly over shorter periods. Table games revenue per unit per day was $3,114 and $2,815 for the quarters ended June 30, 2005 and 2004, respectively.

Non-gaming revenues for the quarter ended June 30, 2005 increased by $6.7 million, or 11.3%, to $65.9 million from $59.2 million for the same period in the prior year. Retail, entertainment and other revenues increased by $5.3 million, or 22.1%, to $29.4 million for the quarter ended June 30, 2005 from $24.1 million for the same period in the prior year. This increase is attributable partially to the increase in gasoline revenues of $1.7 million, or 36.5%, due to the substantial increase in the price per gallon of gasoline at the Mohegan Sun gasoline and convenience center.

Food and beverage revenues increased by $1.4 million, or 6.2%, to $23.7 million in the quarter ended June 30, 2005 from $22.3 million in the same period in the prior year. The number of meals served, or food covers, increased 2.6% despite the closure of two restaurants in the Casino of the Earth for construction of the new Uncas American Indian Grill during the quarter. This increase in food covers was partially offset by a decrease in average price per meal to $12.98 for the quarter ended June 30, 2005 from $13.16 for the same period in the prior year.

Hotel revenues decreased slightly in the quarter ended June 30, 2005 from the same period in the prior year. Hotel occupancy increased to 96.1% for the quarter ended June 30, 2005 compared to 86.2% for the quarter ended June 30, 2004. The average daily room rate, or ADR, was $117 for the quarter ended June 30, 2005 compared to an ADR of $131 for the same period in the prior year. The increased occupancy was driven by a higher utilization of the Mohegan Sun hotel by Players’ Club members, which has partially contributed to the growth in gaming revenues for the third quarter. Revenue per Available Room, or REVPAR, was $112 for the quarter ended June 30, 2005 compared to $113 for the same period in the prior year.

Income from operations for the quarter ended June 30, 2005 increased by $7.2 million, or 11.7%, to $68.7 million from $61.5 million for the quarter ended June 30, 2004. The increase is principally attributable to the growth in net revenues, offset by increases in gaming, general and administrative and other operating expenses.

Net income for the quarter ended June 30, 2005 increased by $5.7 million, or 17.4%, to $38.5 million from $32.8 million for the same period in the prior year. The increase in net income is primarily due to the increase in income from operations offset by an increase in interest expense of $3.0 million to $23.4 million for the quarter ended June 30, 2005 as compared to $20.4 million for the same period in the prior year. The weighted average outstanding debt was $1.29 billion for the quarter ended June 30, 2005 and $1.07 billion for the quarter ended June 30, 2004. The increase in weighted average outstanding debt was due to the acquisition of Pocono Downs in January 2005. The weighted average interest rate was 7.3% for the quarter ended June 30, 2005 compared to 7.6% for the same period in the prior year.

Adjusted EBITDA

Adjusted EBITDA for the quarter ended June 30, 2005 increased by $5.4 million, or 6.4%, to $91.2 million compared to $85.8 million for the same period in the prior year. The Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net revenues) for the quarter ended June 30, 2005 was 26.6% compared to a 27.5% Adjusted EBITDA margin for the same period in the prior year. The decrease in the Adjusted EBITDA margin was principally attributable to increased general and administrative costs associated with the corporate function at the Authority and compliance with the requirements of the Sarbanes Oxley Act of 2002, and the addition of the Pocono Downs racetrack and OTW operations in 2005, which had an Adjusted EBITDA margin of 7.6% for the quarter.

While the overall Adjusted EBITDA margin for the Authority decreased for the quarter ended June 30, 2005, the Adjusted EBITDA margin at Mohegan Sun increased. Adjusted EBITDA at Mohegan Sun for the quarter ended June 30, 2005 increased by $6.5 million, or 7.4%, to $93.1 million compared to $86.6 million for the same period in the prior year. The Adjusted EBITDA margin at Mohegan Sun for the quarter ended June 30, 2005 was 28.0% compared to a 27.8% Adjusted EBITDA margin for the same period in the prior year. The increase in the Adjusted EBITDA margin at Mohegan Sun is attributable to lower employee benefit costs, a decrease in the cost of promotional events at Mohegan Sun and realizing a higher than expected hold percentage on table games.

Earnings before interest, income taxes, depreciation and amortization, or “EBITDA”, is a commonly used measure of performance in the casino and hospitality industries. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. The Authority has historically evaluated its operating performance with the non-GAAP measure, Adjusted EBITDA, which as used in this press release represents earnings before interest, income taxes, depreciation and amortization, accretion of discount to the relinquishment liability to Trading Cove Associates pursuant to a relinquishment agreement, loss on early extinguishment of debt and other non-operating income and expense.

Adjusted EBITDA provides an additional way to evaluate the Authority’s operations and, when viewed with both the Authority’s GAAP results and reconciliation to net income, the Authority believes that it provides a more complete understanding of its business than could be otherwise obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because: (1) the Authority believes it enhances an overall understanding of the Authority’s past and current financial performance; (2) the Authority believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the casino and hospitality industries because Adjusted EBITDA excludes certain items that may not be indicative of the Authority’s operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of casino and hospitality companies; and (4) the Authority uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and management and as a benchmark to evaluate its operating performance in comparison to its competitors and others in the casino and hospitality industries.

The use of Adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of the Authority’s performance) or cash flows provided by operating activities (as an indicator of the Authority’s liquidity), nor should it be considered as an indicator of the Authority’s overall financial performance. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or other similarly titled measurements used by other casino and hospitality companies and therefore comparability may be limited. Adjusted EBITDA eliminates certain substantial recurring items from net income, such as depreciation and amortization, interest expense and the accretion of discount to the relinquishment liability as described above. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of the Authority’s results. The Authority compensates for these limitations by providing the relevant disclosure of depreciation and amortization, interest expense, accretion of discount to the relinquishment liability and other items excluded in the calculation of Adjusted EBITDA both in its reconciliation to the GAAP financial measure of net income and in its consolidated financial statements, all of which should be considered when evaluating its results. The Authority strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure. A reconciliation of Adjusted EBITDA to net income is included in the selected financial information that accompanies this press release.

A reconciliation of each property’s Adjusted EBITDA to income from operations is also included in the financial schedules accompanying this press release. On a property level, Adjusted EBITDA is reconciled to income from operations, rather than net income, because of, among other things, the impracticability of allocating interest expense, interest income, and certain other items to Mohegan Sun and Pocono Downs on an individual basis. Management believes that this presentation is more meaningful to investors in evaluating the performance of the Authority’s individual properties and is consistent with the reporting of other casino and hospitality companies.

Mohegan Sun at Pocono Downs

On July 21, 2005, the Mohegan Tribal Gaming Authority (the “Authority”) issued a press release announcing plans for the development of Mohegan Sun at Pocono Downs, a proposed 400,000 square foot gaming and entertainment facility to be constructed on the existing grounds of Pocono Downs racetrack on Route 315 in Plains, Pennsylvania. The plans provide for approximately 2,000 slot machines, 3 full-service restaurants, a 300 seat buffet, a 15,000 square foot food court, several bars and lounges, an 18,000 square foot nightclub, a “Kid’s Quest” center, 20,000 square feet of retail space, new parking facilities and an enhanced employee services area.

Construction of the new facility will begin immediately upon issuance of a conditional slot license by the Pennsylvania Gaming Control Board, anticipated in early 2006. The opening date is projected to be approximately 14 months from the beginning of construction. Estimated cost of construction for the facility is between $140 and $160 million. The Authority will also pay a one-time $50 million fee to the Commonwealth of Pennsylvania once the license is granted.

In addition to the development of the new gaming and entertainment facility, the Authority plans to make significant improvements and additions to the existing Pocono Downs Clubhouse and Grandstand including a new simulcast facility, improvements to the Grandstand for the installation of approximately 1,000 slot machines (upon receipt of a conditional license) and a new 10,000 square foot food court. These improvements are estimated to cost up to $47 million with construction scheduled to begin in September of this year. Construction is estimated to take approximately six months to complete.

Results for Pocono Downs and the five OTW’s for the quarter ended June 30, 2005 consisted of racing revenues of $9.0 million, net revenues of $10.3 million and Adjusted EBITDA of $787,000.

Mohegan Tribal Gaming Authority Property Information

	Net Revenues For the Three Months Ended		Adjusted EBITDA For the Three Months Ended
(in thousands, unaudited)	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Mohegan Sun	$332,215	$311,899	$93,067	$86,642
Pocono Downs	10,308	—	787	—
Corporate	—	—	(2,610)	(860)

Total	$342,523	$311,899	$91,244	$85,782

	Net Revenues For the Nine Months Ended		Adjusted EBITDA For the Nine Months Ended
(in thousands, unaudited)	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Mohegan Sun	$958,044	$922,424	$259,783	$251,736
Pocono Downs (1)	16,552	—	1,525	—
Corporate	—	—	(7,878)	(3,348)

Total	$974,596	$922,424	$253,430	$248,388

(1)	Acquired January 25, 2005

Liquidity, Capital Resources and Capital Spending

As of June 30, 2005, the Authority held cash and cash equivalents of $77.6 million, an increase of $16.8 million from $60.8 million as of September 30, 2004.

As of June 30, 2005, $4.0 million was outstanding under the Authority’s $450.0 million bank credit facility revolving loan. The Authority had $445.7 million of available credit under the facility as of June 30, 2005. The Authority’s total principal amount of debt outstanding as of June 30, 2005 was approximately $1.27 billion.

“I am happy to announce that the Authority was able to reduce its outstanding debt on the bank credit facility by $32.0 million and total leverage during the quarter as a result of the success of Mohegan Sun operations,” commented Leo M. Chupaska, Chief Financial Officer of the Authority.

Distributions to the Mohegan Tribe of Indians of Connecticut (the “Tribe”) totaled $50.4 million for the nine months ended June 30, 2005. Distributions to the Tribe are anticipated to total $67.5 million for fiscal year 2005.

Capital expenditures totaled $35.5 million for the nine months ended June 30, 2005 versus $25.4 million for the same period in the prior year. Capital expenditures at Mohegan Sun are anticipated to be approximately $52.0 million for the 2005 fiscal year, comprised primarily of anticipated maintenance capital expenditures. In July 2005, a new restaurant at Mohegan Sun, the Uncas American Indian Grill, was completed with a total cost of $7.3 million and is scheduled to open to the public today.

Capital expenditures for the Pocono Downs racetrack site are anticipated to be approximately $10.0 million for the 2005 fiscal year, comprised primarily of design and construction fees for the Clubhouse and Grandstand improvements and design fees for the planned slot machine facility.

Management believes that existing cash balances, financing arrangements and operating cash flows will provide the Authority with sufficient resources to meet its existing debt obligations, relinquishment payments, foreseeable capital expenditure requirements with respect to current operations and distributions to the Tribe for at least the next twelve months. Future investments in Pocono Downs related to improvement of the existing facility and development of a slot machine facility at the racetrack, in addition to the payment of a one-time slot machine license fee, are anticipated to be funded through the bank credit facility.

Conference Call Detail

The Authority will host a conference call and simultaneous webcast regarding its third quarter fiscal year 2005 operating results on Thursday, July 28, 2005 at 1:00 p.m. (Eastern Daylight Time).

Those interested in participating in the call should dial as follows:

(888) 748-0596

(706) 643-0107 (international)

Conference ID: 7677573

Please call five minutes in advance to ensure that you are connected prior to the initiation of the call. Questions and answers will be reserved for call-in analysts and investors.

Parties who want to listen to the live conference call on the Internet may do so through a web link on the company’s website at www.mohegansun.com, in the “About Mohegan Sun/Investor Relations/Online Presentations” section. A replay of the call and related information will be made available at the same location on the company’s website for thirty days subsequent to the call.

Interested parties may also listen to a taped replay of the entire conference call commencing at approximately 3:00 p.m. (Eastern Daylight Time) on Thursday, July 28, 2005. This replay will run through August 11, 2005.

The access number for a taped replay of the conference call is as follows:

(800) 642-1687

(706) 645-9291 (international)

Conference ID: 7677573

A transcript will be available on the Authority’s website for a period of one year following the conference call.

About the Authority

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, a federally recognized Indian tribe with an approximately 405-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Tribe’s reservation and, through its subsidiary, Downs Racing, LP, owns and operates Mohegan Sun at Pocono Downs, a harness racetrack located in Plains, Pennsylvania and five OTW facilities located elsewhere in Pennsylvania. The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, the Shops at Mohegan Sun, a 10,000-seat Arena, a 350-seat Cabaret, meeting and convention space and an approximately 1,200-room luxury hotel. More information about Mohegan Sun and the Authority can be obtained by visiting www.mohegansun.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business development activities, as well as capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and increased competition. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. These risks and uncertainties include, but are not limited to, those relating to increased competition (including the legalization or expansion of gaming in New England, New York, New Jersey and Pennsylvania), the financial performance of Mohegan Sun, Pocono Downs and the OTW facilities, dependence on existing management, potential adverse changes in local, regional, national or global economic climates, the Authority’s leverage and ability to meet its debt service obligations, changes in federal or state tax laws or the administration of such laws, changes in gaming laws or regulations (including the limitation, denial or suspension of licenses required under gaming laws and regulations), and the continued availability of financing. Additional information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2004, as well as its other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority can not assure you that projected results or events will be achieved or will occur.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

(unaudited)

	For the Three Months Ended June 30, 2005	For the Three Months Ended June 30, 2004	For the Nine Months Ended June 30, 2005	For the Nine Months Ended June 30, 2004
Revenues:
Gaming	$309,325	$280,274	$881,917	$828,234
Food and beverage	23,650	22,267	66,812	66,213
Hotel	12,845	12,857	36,330	37,812
Retail, entertainment and other	29,380	24,062	79,378	69,830

Gross revenues	375,200	339,460	1,064,437	1,002,089

Less-Promotional allowances	(32,677)	(27,561)	(89,841)	(79,665)

Net revenues	342,523	311,899	974,596	922,424

Operating costs and expenses:
Gaming	174,268	156,442	502,595	464,601
Food and beverage	10,958	10,790	32,806	32,045
Hotel	4,249	3,615	11,780	11,047
Retail, entertainment and other	9,825	8,565	24,247	30,973
Advertising, general and administrative	49,369	45,845	141,860	132,022
Corporate	2,847	860	8,310	3,348
Depreciation and amortization	22,307	24,301	65,877	71,302

Total operating costs and expenses	273,823	250,418	787,475	745,338

Income from operations	68,700	61,481	187,121	177,086

Other income (expense):
Accretion of discount to the relinquishment liability	(6,867)	(7,485)	(20,600)	(22,455)
Interest income	189	23	416	174
Interest expense	(23,423)	(20,407)	(64,875)	(60,076)
Loss on early extinguishment of debt	—	—	(280)	(248)
Other expense, net	(325)	(797)	(1,140)	(845)

Total other expense	(30,426)	(28,666)	(86,479)	(83,450)

Income before minority interest	38,274	32,815	100,642	93,636
Minority interest	237	—	432	—

Net income	$38,511	$32,815	$101,074	$93,636

MOHEGAN TRIBAL GAMING AUTHORITY

SELECTED FINANCIAL INFORMATION

(in thousands)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Operating Results:
Gross revenues	$375,200	$339,460	$1,064,437	$1,002,089
Net revenues	342,523	311,899	974,596	922,424
Income from operations	68,700	61,481	187,121	177,086
Net income	38,511	32,815	101,074	93,636

Other Data:
Adjusted EBITDA:
Adjusted EBITDA	$91,244	$85,782	$253,430	$248,388
Adjusted EBITDA margin	26.6%	27.5%	26.0%	26.9%

Capital expenditures	$14,219	$3,632	$35,510	$25,446
Cash interest paid	$10,706	$11,480	$47,403	$46,242

Balance Sheet Data:
Cash and cash equivalents	$77,596	$76,644	$77,596	$76,644
Total debt	$1,266,934	$1,032,748	$1,266,934	$1,032,748

MOHEGAN SUN
SUPPLEMENTAL DATA –OPERATING STATISTICS (unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Adjusted EBITDA:
Adjusted EBITDA	$93,067	$86,642	$259,783	$251,736
Adjusted EBITDA margin	28.0%	27.8%	27.1%	27.3%

Win Per Unit Per Day:
Slot (gross)	$390	$367	$370	$359
Table Games	3,114	2,815	3,126	2,943

Hold Percentage:
Slot (gross)	8.7%	8.1%	8.5%	8.1%
Table games	16.5%	15.9%	16.3%	15.8%

Slot Market Share:
Slot handle market share	51.0%	51.8%	51.4%	51.6%
Slot win market share	51.2%	51.5%	51.4%	51.6%
Slot handle efficiency	111.0%	106.8%	112.2%	106.8%
Slot win efficiency	111.6%	106.1%	112.4%	106.7%

Hotel Statistics:
Hotel occupancy %	96.1%	86.2%	91.2%	84.7%
Average Daily Rate (ADR)	$117	$131	$117	$131
Revenue Per Available Room (REVPAR)	$112	$113	$107	$111

Reconciliation of Adjusted EBITDA to Net Income:

A reconciliation of Adjusted EBITDA to net income, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is shown below (in thousands):

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Adjusted EBITDA	$91,244	$85,782	$253,430	$248,388
Depreciation and amortization	(22,307)	(24,301)	(65,877)	(71,302)
Minority interest	(237)	—	(432)	—

Income from operations	68,700	61,481	187,121	177,086

Accretion of discount to the relinquishment liability	(6,867)	(7,485)	(20,600)	(22,455)
Interest income	189	23	416	174
Interest expense	(23,423)	(20,407)	(64,875)	(60,076)
Loss on early extinguishment of debt	—	—	(280)	(248)
Other expense, net	(325)	(797)	(1,140)	(845)
Minority interest	237	—	432	—

Net income	$38,511	$32,815	$101,074	$93,636

Reconciliation of Income from Operations to Adjusted EBITDA:

A reconciliation of income from operations, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, to Adjusted EBITDA is shown below (in thousands):

	For the Three Months Ended June 30, 2005
	Income from Operations	Depreciation and Amortization	Minority Interest	Adjusted EBITDA
Mohegan Sun	$71,338	$21,729	$—	$93,067
Pocono Downs	209	578	—	787
Corporate	(2,847)	—	237	(2,610)

	$68,700	$22,307	$237	$91,244

	For the Three Months Ended June 30, 2004
	Income from Operations	Depreciation and Amortization	Minority Interest	Adjusted EBITDA
Mohegan Sun	$62,341	$24,301	$—	$86,642
Corporate	(860)	—	—	(860)

	$61,481	$24,301	$—	$85,782

	For the Nine Months Ended June 30, 2005
	Income from Operations	Depreciation and Amortization	Minority Interest	Adjusted EBITDA
Mohegan Sun	$195,040	$64,743	$—	$259,783
Pocono Downs (1)	391	1,134	—	1,525
Corporate	(8,310)	—	432	(7,878)

	$187,121	$65,877	$432	$253,430

(1) Acquired January 25, 2005

	For the Nine Months Ended June 30, 2004
	Income from Operations	Depreciation and Amortization	Minority Interest	Adjusted EBITDA
Mohegan Sun	$180,434	$71,302	$—	$251,736
Corporate	(3,348)	—	—	(3,348)

	$177,086	$71,302	$—	$248,388

Adjusted EBITDA Explanation:

Adjusted EBITDA represents earnings before interest, income taxes, depreciation and amortization, accretion of discount to the relinquishment liability to Trading Cove Associates pursuant to a relinquishment agreement, loss on early extinguishment of debt and other non-operating income and expense. The Adjusted EBITDA margin is calculated as Adjusted EBITDA as a percentage of net revenues. Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or other similarly titled measurements used by other casino, racing and hospitality companies and therefore comparability may be limited. A further discussion of Adjusted EBITDA is included within the text of this press release.